Exhibit 10.01

     PO Box 7850
     Mountain View, CA 94039-7850
VIA HAND DELIVERY
November 29, 2006
Jeffrey Stiefler
          Re:      Intuit Employment Offer Letter
Dear Jeff,
On behalf of the Intuit team, it is with great pleasure that I extend to you this formal offer of employment to join Intuit as Senior Vice President (Financial Institutions Business Division President) effective upon the closing of Intuit’s acquisition of Digital Insight Corporation (the “Company”). (Generally, this is referred to herein as the “Transaction”.) In this new role, you will report to the Chief Executive Officer of Intuit. We are excited about the new opportunities ahead and look forward to having you join our team.
The following is a summary of the terms and conditions of this offer, which is contingent upon the closing of the Transaction. The terms described herein will apply to your future employment with Intuit.
START DATE
Your start date will be the date on which Intuit’s acquisition of the Company closes (the “Closing Date”).
BASE COMPENSATION
Your starting annual salary will be $600,000 USD (less applicable withholdings) payable in bi-weekly installments in accordance with Intuit’s standard payroll practices, pending your continued employment.
INCENTIVE CASH COMPENSATION
As a regular Intuit employee, you will be eligible to participate in Intuit’s Performance Incentive Plan (“IPI”), a cash incentive compensation program. Your target percentage under the IPI for Intuit’s 2007 fiscal year ending July 31, 2007 will be 75% of your base salary. Your IPI award will be tied to the achievements of Intuit and your individual performance. The actual amount of your IPI award, if any, will be determined in accordance with the terms and conditions outlined in the IPI plan document. Payouts under the IPI are made to eligible individuals who are employed by Intuit at the time of the payout. Any IPI bonus payable to you for the 2007 fiscal year will be prorated based on your period of service with Intuit during this fiscal year.

INTUIT EQUITY COMPENSATION
Stock Options
Subject to approval by Intuit’s Compensation and Organization Development Committee or its designee, you will be granted an option (the “Option”) to purchase 100,000 shares of Intuit’s common stock (the “Option Shares”). The Option will be granted to you in the month following the Closing Date — Intuit generally grants stock options to its newly hired employees on the seventh business day of the month following the employee’s start date. Your Option and the issuance of the underlying Option Shares will be subject to the terms and conditions of your Stock Option Agreement and the Intuit Inc. 2005 Equity Incentive Plan. Provided you remain continuously employed by Intuit, the Option will become vested as to 100% of the Option Shares on the second (2nd) anniversary of the Closing Date. Notwithstanding the foregoing, if (i) your employment is terminated by Intuit without “Cause” or you terminate your employment with Intuit by reason of “Involuntary Termination” (both as defined below), in either case, within twelve (12) months following the Closing Date and (ii) you deliver to Intuit a signed settlement agreement and general release in the form attached hereto as Exhibit A (the “Release”) and satisfy all conditions to make the Release effective, then such number of Option Shares equal to (x) 1/24 of the total number of Option Shares multiplied by (y) the number of full months since the Closing Date that you remained continuously employed by Intuit prior to your date of employment termination shall immediately vest.
Restricted Stock Units
Subject to approval by Intuit’s Compensation and Organization Development Committee or its designee, you will be granted 100,000 restricted stock units (referred to as “Stock Units” or “SUs”). These Stock Units will be granted to you in the month following the Closing Date — and, as is the case with stock options, Intuit generally grants Stock Units to its newly hired employees on the seventh business day of the month following the employee’s start date. Your Stock Units and the issuance of the underlying Intuit Common Stock will be subject to the terms and conditions of your Stock Unit Agreement and the Intuit Inc. 2005 Equity Incentive Plan. Intuit shall issue to you the shares underlying a Stock Unit within ninety (90) days following the date on which such Stock Unit vests.
The Stock Units will be subject to performance-based vesting as follows: you will vest in all of your Stock Units on the thirty (30) month anniversary of the Closing Date if (a) Intuit has determined in its sole discretion that on or before the thirty (30) month anniversary of the Closing Date you have satisfied the performance goals established by Intuit and communicated to and agreed upon by you prior to the first (1st) anniversary of the Closing Date and (b) you remain continuously employed by Intuit through the thirty (30) month anniversary of the Closing Date. Notwithstanding the foregoing, if (i) your employment is terminated by Intuit without Cause or you terminate your employment with Intuit by reason of Involuntary Termination (both as defined below) and (ii) you deliver to Intuit the Release and satisfy all conditions to make the Release effective, then such number of SUs equal to (x) 1/30 of the total number of SUs multiplied by (y) the number of full months since the Closing Date that you remained continuously employed by Intuit prior to your date of employment termination shall immediately vest.

DEFINITIONS
“Cause” means: (i) gross negligence or willful misconduct in the performance of your duties to Intuit (other than as a result of a disability) that has resulted or is likely to result in substantial and material damage to Intuit, after a demand for substantial performance is delivered to you by Intuit, which specifically identifies the manner in which you have not substantially performed your duties and you have been provided with a reasonable opportunity to cure any alleged gross negligence or willful misconduct; (ii) commission of any act of fraud with respect to Intuit; or (iii) conviction of, or, plea of nolo contendre to, a felony or a crime involving moral turpitude causing material harm to the business and affairs of Intuit. No act or failure to act by you shall be considered “willful” if done or omitted by you in good faith with reasonable belief that your action or omission was in the best interests of Intuit.
“Involuntary Termination” means the termination of your employment with Intuit, without Cause, on account of your resignation within sixty (60) days after the occurrence any of the following events without your consent: (i) a material reduction in your duties that is inconsistent with your position with Intuit immediately following the Closing Date; (ii) any reduction in your base annual salary or target annual bonus (other than in connection with a general decrease in the salary or target bonuses for all officers of Intuit); or (iii) a requirement by Intuit that you relocate your principal office to a facility more than fifty (50) miles from your principal office on the Closing Date; provided however, that with regard to (i) through (iii) you must provide Intuit with written notice of its obligations hereunder and reasonable opportunity to cure.
SATISFACTION OF COMPANY CHANGE IN CONTROL AND SEVERANCE RIGHTS
The parties hereto acknowledge and agree that you are entitled to (a) 100% accelerated vesting or exercisability with respect to each stock option, restricted share award or other equity award granted to you by the Company prior to the date hereof as listed on the attached Exhibit B (the “Company Acceleration”) and (b) $1,777,661 (the “Company Severance”); provided that in both cases you deliver to Intuit a signed release relating to your prior employment with the Company (the “Prior Employment Release”), in the form attached hereto as Exhibit C, and satisfy all conditions to make the Prior Employment Release effective. The Company Acceleration will occur on the Closing Date. You will have no right to accelerated vesting or exercisability with respect to any other stock option, restricted share award or other equity award that was granted by the Company or that is granted by Intuit. The Company Severance will be payable in a lump sum immediately prior to the Closing Date subject to the Prior Employment Release being effective. You will have no further right to any further cash payments or other termination benefits from the Company or Intuit, and Intuit and the Company shall have no further obligations with respect to the Company Acceleration or the Company Severance or any other severance except as described in this agreement.
By signing below, you expressly acknowledge and agree that neither the consummation of the Transaction, nor any stockholder approval of the Transaction, nor your employment with Intuit pursuant to the terms of this offer letter shall constitute or provide grounds for, as applicable, a termination without “cause” or your resignation for “good reason” as set forth in any agreement between you and the Company or any other grounds for termination as set forth in any agreement between you and the Company.

OUTPLACEMENT SERVICES FROM INTUIT
If your employment is terminated by Intuit without Cause or you terminate your employment with Intuit by reason of Involuntary Termination (both as defined above), then, in addition to the pro rata entitlement to vesting of the Option Shares and the SUs as described above, you shall be entitled to professional outplacement services for a period of up to three (3) months after the date of your employment termination.
401(K)
Intuit has a comprehensive benefits package that includes the Intuit Inc. 401(k) Plan. Intuit will automatically withhold four percent (4%) from your wages each payroll period beginning with the first payroll period following thirty (30) days after your start date and remit it as a salary deferral contribution to the 401(k) Plan. These funds will automatically be invested in an appropriate Fidelity Freedom Fund. Of course, you may elect at any time, to contribute more or less of your wages—or not at all—to the 401(k) Plan. In addition, you are encouraged to select the investment funds that meet your personal financial objectives. At New Hire Orientation, you will receive more information about the entire Intuit benefits package, including how to opt-out entirely from participation in the 401(k) Plan and how to change your investment funds or deferral percentage of participation. By signing below, you agree to this withholding from your wages until you take express action otherwise.
PERFORMANCE/SALARY REVIEWS
Performance and salary reviews are conducted at least once per fiscal year in August.
BACKGROUND CHECK
This offer, and your employment, is contingent on Intuit’s verification of background information, even if you should begin employment before completion of Intuit’s background check.
EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALTY AGREEMENT
You will execute and abide by Intuit’s Digital Insight Key Executive Employee Invention Assignment and Confidentiality Agreement, attached hereto as Exhibit D, as a condition of employment.
NON-COMPETITION AGREEMENT
You will execute and abide by the Non-Competition Agreement, attached hereto as Exhibit E, as a condition of employment and in consideration of the substantial payment you will receive upon Intuit’s purchase of your stock interest in the Company.
WORK AUTHORIZATION
Federal law requires Intuit to document an employee’s authorization to work in the United States. To comply, Intuit must have a completed Form I-9 for you within three business days of your start date. You agree to provide Intuit with documentation required by the Form I-9 to confirm you are authorized to work in the United States. You understand and agree that if you do not comply with this requirement by close of business on the third business day following your start date, you will be placed on unpaid leave for up to five days to comply. You further understand and agree that failure to provide the necessary documentation by the end of the leave of absence period will result in termination of employment.

BRIDGING OF BENEFITS
Consistent with our Benefits Bridging Policy, Intuit will bridge the following benefits: vacation accrual and 401(k) employer match vesting schedule. Your service with the Company prior to the Closing Date will be counted as service for purposes of these benefits.
PAID VACATION
You will accrue vacation in accordance with Intuit’s vacation policy; provided, however, that as of your first day of employment with Intuit, you will be deemed to have accrued 10 days of vacation time.
SICK DAYS
You will be granted 40 hours each calendar year to be used in the event of your illness in accordance with Intuit’s Sick Leave Policy. Your sick leave will accrue at the rate of 1.54 hours per pay period (bi-weekly); provided, however, that as of your first day of employment with Intuit, you will be deemed to have accrued 5 days of sick leave time.
INSURANCE
You will be eligible for group health insurance (which includes medical, dental and vision), effective as of the Closing Date.
TERMS AND CONDITIONS
This offer and your employment are subject to certain terms and conditions that are outlined below. You agree that there were no promises or commitments made to you regarding your employment with Intuit except as set forth in this letter.
This letter confirms our understanding that you are not subject to any employment agreement that would preclude Intuit from offering this position to you or preclude you from joining Intuit in the position described above. This also confirms that you will not be asked to disclose to Intuit any secrets or proprietary information from your prior places of employment (excluding the Company).
In accepting this offer, you agree that your employment at Intuit is at the mutual consent of you and Intuit, and is at-will in nature and can be terminated at anytime for any reason or no reason by yourself or by Intuit. This at-will employment relationship can only be modified in a writing signed by Intuit’s Senior Vice President of Human Resources.
All amounts payable pursuant to this agreement shall be subject to any required withholding of taxes and shall be paid without interest.
Except as provided for herein, this agreement supersedes and replaces (i) any prior oral or written agreements between you and Intuit and (ii) any prior oral or written agreements between you, Intuit or the Company relating to the subject matter hereof, including, but not limited to, any and all prior employment or compensation related agreements, excluding the following:
     (a) the Company’s stock option plans and awards and agreements granted pursuant to such plans, except as modified in this agreement;

     (b) any indemnification agreement(s) between you and the Company in effect immediately prior to the Closing Date; and
     (c) your Section 280G of the Code and Section 4999 of the Code gross-up rights under the Digital Insight Corporation Change in Control Severance Plan, which for this purpose will cover all payments by the Company or Intuit; provided, however that this shall only apply if (i) it is determined by Intuit that you are in receipt of an excess parachute payment (as defined in Section 280G of the Code), or (ii) it is determined by Intuit that you are not in receipt of an excess parachute payment, but subsequently (x) you provide notice to Intuit in writing of any claim by the Internal Revenue Service that you are in receipt of an excess parachute payment or (y) Intuit receives notice from the Internal Revenue Service that it has paid to you an excess parachute payment, and, in either case, it is determined that you are required to pay an excise tax on such excess parachute payment. If Intuit determines to contest a claim by the Internal Revenue Service as to your receipt of an excess parachute payment then you shall:
     (i) give Intuit any information reasonably requested by Intuit relating to such claim;
     (ii) take such action in connection with contesting such claim as Intuit shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Intuit; and
     (iii) permit Intuit to participate in any proceedings relating to such claim;
provided, however, that Intuit shall bear and pay all costs and expenses (including additional interest and penalties) incurred in connection with such contest. Without limiting the foregoing provisions, Intuit shall control all proceedings taken in connection with such contest. In addition, irrespective of whether Intuit contests the claim, Intuit shall indemnify you and hold you harmless from, on an after-tax basis, any excise tax or income tax (including interest and penalties with respect thereto) and payment of all related costs and expenses.
Upon the Closing Date, this agreement; Intuit’s Digital Insight Key Executive Employee Invention Assignment and Confidentiality Agreement and the Non-Competition Agreement will be the entire agreement relating to your employment with the Intuit. In addition, any confidential/proprietary/trade secrets information and inventions agreement(s) between you and Company, or any predecessor thereto, will remain in effect as it pertains to subject matters existing prior to the Closing Date.
In this letter your employer is referred to as Intuit, however, you may be employed by Intuit itself or one of its subsidiaries. Whether or not you are employed by Intuit or one of its subsidiaries, the reporting structure, salary, bonus, option and benefit terms discussed in this letter will apply.
This agreement will be construed and interpreted in accordance with the laws of the State of California. Each of the provisions of this agreement is severable from the others, and if any provision hereof will be to any extent unenforceable, it and the other provisions will continue to be enforceable to the full extent allowable, as if such offending provision had not been part of this agreement.
Please review these terms to make sure they are consistent with your understanding. If so, please sign and date both copies of this letter. The original of this letter is for your records. Please return the copy to Jim Grenier, Vice President, Human Resources – Rewards & Workforce Solutions, at 2600 Casey Avenue, Mountain View, CA 94043.
[Signature Page to Offer Letter Follows]

If you have any questions about this offer, please contact Jim at (650) 944-3216.
We look forward to you joining the Intuit team.
Sincerely,
/s/ STEPHEN M. BENNETT
Steve M. Bennett
President & Chief Executive Officer

Accepted:	/s/ JEFF STIEFLER	Date:11/30/06

Name:	Jeff Stiefler
[Signature Page to Offer Letter]

Exhibit A
Release
(For Use If Employee Is 40 Or Over At Time Of Termination)

     PO Box 7850, MS 2550
     Mountain View, CA 94039-7850
DATE
EMPLOYEE NAME
ADDRESS
ADDRESS
Re: Separation Terms and General Release Agreement
Dear NAME:
This letter confirms the terms of your separation from the employment of Intuit Inc. and consideration in exchange for your waiver and general release of claims in favor of Intuit Inc. and its officers, directors, employees, agents, representatives, subsidiaries, divisions, affiliated companies, successors, and assigns (collectively, the “Company” or “Intuit”).
1.	Termination Date. Your employment with the Company will end effective , ___(the “Termination Date”). Between now and the Termination Date, you should assist with any transition-related activities as directed by your manager.

2.	Acknowledgment of Payment of Wages. On or before execution of this release, we delivered to you a final paycheck that includes payment for all accrued wages, salary, accrued and unused vacation time, reimbursable expenses, and any similar payments due and owing to you from the Company as of the Termination Date (collectively referred to as “Wages”). You are entitled to these Wages regardless of whether you sign this Separation Terms and General Release Agreement (the “Agreement”).

3.	Consideration For Release. In consideration of the waiver and release of claims set forth in Paragraphs 8 and 9 below, and in exchange for your signing this Agreement, the Company agrees to provide you with the acceleration of the vesting (the “Acceleration”) of your Option Shares and Stock Units, each as defined and set forth in the Intuit Employment Offer Letter between you and Intuit, dated November 29, 2006 (the “Intuit Offer Letter”). The Acceleration is in addition to any amounts owed to you by the Company. You acknowledge and agree that you are not otherwise entitled to receive such Acceleration. You understand that if you do not sign the Agreement, or if you revoke the signed Agreement as described in Paragraph 20 below, the Company has no obligation to provide you with the Acceleration.

4.	COBRA Continuation Coverage. Your Company provided health coverage will end on your Termination Date. If you are eligible for, and timely elect COBRA continuation, you may continue health coverage pursuant to the terms and conditions of COBRA at your own expense.

Our COBRA Administrator will contact you shortly after your Termination Date. Any questions regarding your right to COBRA should be directed to Intuit’s COBRA Administrator at 1-866-INTUBEN (1-866-468-8236). All other insured benefit coverage (e.g., life insurance, disability insurance) will also end on your Termination Date.

5.	Stock Options. The Company will provide you with a Stock Closing Statement (as part of the Exit Interview Employee Declaration) and an Intuit Employee Stock Option Information memorandum that contains important information regarding the number of shares that may be exercisable under any options you have to purchase Intuit stock, and the final date on which you may exercise these options. Please read these documents carefully as there are no extensions to the expiration date of the options. Please contact StockOptions@intuit.com if you need more information on your options.

6.	Return of Company Property. By signing below, you represent that you have returned all the Company property and data of any type whatsoever that was in your possession or control.

7.	Confidential Information. You hereby acknowledge that as a result of your employment with the Company you have had access to the Company’s confidential information. You acknowledge your continuing obligations under the Invention Assignment and Confidentiality Agreement you have previously executed, and you agree you will hold all such confidential information in strictest confidence and that you may not make any use of such confidential information. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Confidential Information and that you have not taken with you any such documents or data or any copies thereof.

8.	General Release and Waiver of Claims.
a.	The payments and agreements set forth in this Agreement fully satisfy any and all accrued salary, vacation pay, bonus and commission pay, stock-based compensation, profit sharing, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your termination of employment. You acknowledge that you have no claims and have not filed any claims against the Company based on your employment with or the separation of your employment with the Company.

b.	To the fullest extent permitted by law, you hereby release and forever discharge the Company, its successors, subsidiaries and affiliates, directors, shareholders, current and former officers, agents and employees (all of whom are collectively referred to as “Releasees”) from any and all existing claims, demands, causes of action, damages and liabilities, known or unknown, that you ever had, now have or may claim to have had arising out of or relating in any way to your employment or separation from employment with the Company including, without limitation, claims based on any oral, written or implied employment agreement, claims for wages, bonuses, commissions, stock-based compensation, expense reimbursement, and any claims that the terms of your employment with the Company, or the circumstances of your separation, were wrongful, in breach of any obligation of the Company or in violation of any of your rights, contractual, statutory or otherwise. Each of the Releasees is intended to be a third party beneficiary of the General Release and Waiver of Claims set forth in this Paragraph 8.
i.	Release of Statutory and Common Law Claims. Such rights include, but are not limited to, your rights under the following federal and state statutes: the Employee Retirement Income Security Act (ERISA) (regarding employee benefits); the Occupational Safety and Health Act (safety matters); the Family and Medical Leave Act of 1993; the Worker Adjustment and Retraining Act (“WARN”) (notification requirements for employers who are curtailing or closing an operation) and common law; tort; wrongful discharge; public policy; workers’ compensation retaliation; tortious interference with contractual relations, misrepresentation, fraud, loss of consortium; slander, libel, defamation, intentional or negligent infliction of emotional distress; claims for wages, bonuses, commissions, stock-based compensation or fringe benefits; vacation pay; sick pay; insurance reimbursement, medical expenses, and the like.

ii.	Release of Discrimination Claims. You understand that various federal, state and local laws prohibit age, sex, race, disability, benefits, pension, health and other forms of discrimination, harassment and retaliation, and that these laws can be enforced through the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, and similar state and local agencies and federal and state courts. You understand that if you believe your treatment by the Company violated any laws, you have the right to consult with these agencies and to file a charge with them. Instead, you have decided voluntarily to enter into this Agreement, release the claims and waive the right to recover any amounts to which you may have been entitled under such laws, including but not limited to, any claims you may have based on age or under the Age Discrimination in Employment Act of 1967 (ADEA; 29 U.S.C. Section 621 et. seq.) (age); the Older Workers Benefit Protection Act (“OWBPA”) (age); Title VII of the Civil Rights Act of 1964 (race, color, religion, national origin or sex); the 1991 Civil Rights Act; the Vocational Rehabilitation Act of 1973 (disability); The Americans with Disabilities Act of 1990 (disability); 42 U.S.C. Section 1981, 1986 and 1988 (race); the Equal Pay Act of 1963 (prohibits pay differentials based on sex); the Immigration Reform and Control Act of 1986; Executive Order 11246 (race, color, religion, sex or national origin); Executive Order 11141 (age); Vietnam Era Veterans Readjustment Assistance Act of 1974 (Vietnam era veterans and disabled veterans); and California state statutes and local laws of similar effect.
c.	Releasees and you do not intend to release claims (i) which you may not release as a matter of law (including, but not limited to, indemnification claims under applicable law); (ii) for unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law; (iii) for any benefit entitlements that are vested as of the Termination Date pursuant to the terms of a Company-sponsored benefit plan governed by the federal law known as “ERISA”, other than the Digital Insight Corporation Change in Control Severance Plan; (iv) for vested stock and/or vested option shares pursuant to the written terms and conditions of your existing stock and stock option grants and agreements existing as of the Termination Date; (v) for outplacement services as provided in the Intuit Offer Letter and (vi) to enforce the Company’s 280G gross-up obligations as described in the Intuit Offer Letter. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in paragraph 13.
9.	Waiver of Unknown Claims. You expressly waive any benefits of Section 1542 of the Civil Code of the State of California (and any other laws of similar effect), which provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF

EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
10.	Covenant Not to Sue.
a.	To the fullest extent permitted by law, you agree that you will not now or at any time in the future pursue any charge, claim, or action of any kind, nature and character whatsoever against any of the Releasees, or cause or knowingly permit any such charge, claim or action to be pursued, in any federal, state or municipal court, administrative agency, arbitral forum, or other tribunal, arising out of any of the matters covered by paragraphs 8 and 9 above.

b.	You further agree that you will not pursue, join, participate, encourage, or directly or indirectly assist in the pursuit of any legal claims against the Releasees, whether the claims are brought on your own behalf or on behalf of any other person or entity.

c.	Nothing in this paragraph shall prohibit you from: (1) providing truthful testimony in response to a subpoena or other compulsory legal process, and/or (2) filing a charge or complaint with a government agency such as the Equal Employment Opportunity Commission, the National Labor Relations Board or applicable state anti-discrimination agency.
11.	Non-disparagement, Neutral Reference. You agree that you will not make any statement, written or oral, or engage in any conduct that is or could reasonably be construed to be disparaging of the Company or its products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them. The Company agrees that the Company’s Chief Executive Officer and Senior Vice President, Human Resources and your direct manager shall not disparage or make any untrue statements about you. In addition, you agree to direct any request for job reference/verification to Intuit Human Resources at 1-800- 819-1620. In accordance with Company policy, in response to a request for job reference/verification of employment, the Company agrees to verify only your job title and dates of employment. Nothing in this paragraph shall prohibit either party from providing truthful testimony in response to a subpoena or other compulsory legal process.

12.	Legal and Equitable Remedies. You and the Company agree that either party shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies that either party may have at law or in equity for breach of this Agreement.

13.	Arbitration of Disputes. Except for claims for injunctive relief arising out of a breach of the Invention Assignment & Confidentiality Agreement, you and the Company agree to submit to mandatory binding arbitration any future disputes between you and the Company, including any claim arising out of or relating to this Agreement. By signing below, you and the Company waive any rights you and the Company may have to trial by jury of any such claims. You agree that the American Arbitration Association will administer any such arbitration(s) under its National Rules for the Resolution of Employment Disputes, with administrative and arbitrator’s fees to be borne by the Company. The arbitrator shall issue a written arbitration decision stating his or her essential findings and conclusions upon which the award is based. A party’s right to review of the decision is limited to the grounds provided under applicable law. The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this

Agreement. This Agreement does not extend or waive any statutes of limitations or other provisions of law that specify the time within which a claim must be brought. Notwithstanding the foregoing, each party retains the right to seek preliminary injunctive relief in a court of competent jurisdiction to preserve the status quo or prevent irreparable injury before a matter can be heard in arbitration.

14.	Attorneys’ Fees. If any legal action arises or is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which such prevailing party may be entitled, except where the law provides otherwise. The costs and expenses that may be recovered exclude arbitration fees pursuant to paragraph 13 above.

15.	Confidentiality Provision. You agree to keep the contents, terms and conditions of this Agreement confidential and not disclose them except to your spouse or domestic partner, attorneys, accountant or as required by subpoena or court order.

16.	Materiality of Breach. Any breach of the provisions contained in paragraphs 7 through 11 and/or 15 will be deemed a material breach of this Agreement.

17.	No Admission of Liability. You agree that this Agreement is not an admission or evidence of any wrongdoing or liability on the part of the Company, its representatives, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement will be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

18.	Indemnification. This Release shall not apply with respect to any claims arising under your existing rights to indemnification and defense pursuant to (a) the articles and bylaws of the Company for acts as a director and/or officer, (b) any indemnification agreement with Intuit or with Digital Insight Corporation as in effect immediately prior to the closing of Intuit’s acquisition of Digital Insight Corporation, or (c) your rights of insurance under any director and officer liability policy in effect covering the Company’s directors and officers.

19.	Review of Agreement. You may not sign this Agreement prior to your Termination Date. You may take up to twenty-one (21) days from the date you receive this Agreement, or until your Termination Date, whichever date is later, to consider this Agreement and release and, by signing below, affirm that you were advised by this letter to consult with an attorney before signing this Agreement and were given ample opportunity to do so. You understand that this Agreement will not become effective until you return the original properly signed Agreement to Intuit Legal Department, attention: Paula Vasquez, 2700 Coast Avenue, Mountain View, CA 94043, and after expiration of the revocation period without revocation by you.

20.	Revocation of Agreement. You acknowledge and understand that you may revoke this Agreement by faxing a written notice of revocation to the Intuit Legal Department at 650-944-5225 any time up to seven (7) days after you sign it. After the revocation period has passed, however, you may no longer revoke your Agreement.

21.	Entire Agreement. This Agreement together with the Invention Assignment and Confidentiality Agreement that you previously executed is the entire Agreement between you and the Company with respect to the subject matter of this Agreement and supersedes all prior negotiations and agreements, whether written or oral, relating to this subject matter. You acknowledge that neither the Company, nor its agents or attorneys, made any promise or representation, express or implied, written or oral, not contained in this Agreement to induce you to execute this Agreement. You acknowledge that you have signed this Agreement knowingly, voluntarily and without coercion, relying only on such promises, representations and warranties as are contained in this document. You understand that you do not waive any right or claim that may arise after the date this Agreement is executed.

22.	Modification. By signing below, you acknowledge your understanding that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by the Company’s authorized representatives and you.

23.	Governing Law. This Agreement is governed by, and is to be interpreted according to, the laws of the State of California.

24.	Savings and Severability Clause. Should any court, arbitrator or government agency of competent jurisdiction declare or determine any of the provisions of this Agreement to be illegal, invalid or unenforceable, the remaining parts, terms or provisions shall not be affected thereby and shall remain legal, valid and enforceable. Further, it is the intention of the parties to this Agreement that, if a court, arbitrator or agency concludes that any claim under paragraph 8 above may not be released as a matter of law, the General Release in paragraph 8 and the Waiver Of Unknown Claims in paragraph 9 shall otherwise remain effective as to any and all other claims.
If this Agreement accurately sets forth the terms of your separation from the Company and if you voluntarily agree to accept the terms of the severance package offered please sign below no earlier than your Termination Date and return it to Paula Vasquez.
PLEASE REVIEW CAREFULLY. THIS AGREEMENT CONTAINS A GENERAL
RELEASE OF KNOWN AND UNKNOWN CLAIMS.

Sincerely,

HR MANAGER NAME
Manager, Human Resources
Intuit Inc.

APPROVED:
Date:

Sherry Whiteley
Sr. Vice President, Human Resources

REVIEWED, UNDERSTOOD AND AGREED:

Date:

EMPLOYEE NAME

DO NOT SIGN PRIOR TO YOUR TERMINATION DATE

Exhibit B
List of Company Equity Awards Subject to Company Acceleration

					Unvested
					Options/Shares as
					of
Grant ID#	Name	Grant Date	Award Type	Grant Size	November 24, 2006
2682	J. Stiefler	8/5/2003	NSO	675,000	126,563
2740	J. Stiefler	8/13/2004	NSO	126,500	55,344
2954	J. Stiefler	1/31/2005	NSO	126,500	71,157
3095	J. Stiefler	9/8/2005	NSO	30,000	22,500
RSA 2966	J. Stiefler	9/8/2005	RSA	45,000	33,750
3118	J. Stiefler	3/1/2006	NSO	100,000	100,000
RSA 2980	J. Stiefler	3/1/2006	RSA	33,333	33,333

Exhibit C
Prior Employment Release
THIS GENERAL RELEASE OF CLAIMS (“Release”) by Jeff Stiefler (“Executive”) is entered into accordance with the Employment Offer Letter between Executive and Intuit, Inc., a Delaware corporation dated November 29, 2006 (the “Intuit Offer Letter”). This Release confirms Executive’s waiver and general release of claims in favor of Digital Insight Corporation, a Delaware corporation and its officers, directors, employees, agents, representatives, parents, subsidiaries, divisions, predecessors, successors, affiliated companies and assigns (collectively, “Digital Insight” or the “Company”) and Intuit, Inc., a Delaware corporation and its officers, directors, employees, agents, representatives, parents, subsidiaries, divisions, predecessors, successors, affiliated companies and assigns (collectively, “Intuit”). Unless otherwise defined herein, the terms defined in the Release shall have the same defined meanings in the Intuit Offer Letter.
1.	Effective Date of Release. Provided that Executive signs and returns the Intuit Offer Letter and satisfies all conditions therein, this Release shall be effective, upon the closing of the merger (the “Closing Date”) contemplated by the Agreement and Plan of Merger by and among, Intuit, Digital Insight and Durango Acquisition Corporation, dated November 29, 2006 (the “Transaction”). If the Transaction does not close, or if Executive does sign and return the Intuit Offer Letter and satisfy all conditions therein, this Release shall be null and void.

2.	Acknowledgment of Payment of Wages. Executive acknowledges and agrees that, prior to or upon the Closing Date, the Company will deliver to Executive a paycheck that includes payment for all accrued wages, salary and any similar payments due and owing to Executive from the Company as of the Closing Date (collectively referred to as “Wages”). Executive is entitled to these Wages regardless of whether Executive signs this Release.

3.	Consideration For Release. In consideration of the waiver and release of claims set forth herein, and in exchange for Executive’s signing this Release, the Company and Intuit have provided to Executive (a) the Company Acceleration and (b) the Company Severance (both as defined in the Intuit Offer Letter). Executive acknowledges and agrees that if Executive does not sign the Release, neither the Company nor Intuit has any obligation to provide him with (a) the Company Acceleration or (b) the Company Severance.

4.	Confidential Information. Executive hereby acknowledges that as a result of Executive’s employment with the Company Executive has had access to the Company’s confidential information. Executive acknowledges Executive’s continuing obligations under the Invention Assignment and Confidentiality Agreement Executive has previously executed, and Executive agrees Executive will hold all such confidential information in strictest confidence and that Executive may not make any use of such confidential information. Executive further confirms that Executive has delivered to the Company all documents and data of any nature containing or pertaining to such Confidential Information and that Executive has not taken with him any such documents or data or any copies thereof.

5.	General Release and Waiver of Claims.
a.	To the fullest extent permitted by law, Executive hereby releases and forever discharges the Company, Intuit, and their successors, subsidiaries and affiliates, directors, shareholders, current and former officers, agents and employees (all of whom are collectively referred to as “Releasees”) from any and all existing claims, demands, causes of action, damages and liabilities, known or unknown, that Executive ever had, now has or may claim to have had arising out of or relating in any way to Executive’s employment with the Company prior to the Closing Date, including, without limitation, claims based on any oral, written or implied employment agreement, claims for wages, bonuses, commissions, stock-based compensation, expense reimbursement, and any claims that the terms of Executive’s employment with the Company were wrongful, in breach of any obligation of the Company or in violation of any of Executive’s rights, contractual, statutory or otherwise. Each of the Releasees is intended to be a third party beneficiary of the General Release and Waiver of Claims set forth in this Paragraph 5.
1.	Release of Statutory and Common Law Claims. Such rights include, but are not limited to, Executive’s rights under the following federal and state statutes: the Employee Retirement Income Security Act (ERISA) (regarding employee benefits); the Occupational Safety and Health Act (safety matters); the Family and Medical Leave Act of 1993; the Worker Adjustment and Retraining Act (“WARN”) (notification requirements for employers who are curtailing or closing an operation) and common law; tort; public policy; workers’ compensation retaliation; tortious interference with contractual relations, misrepresentation, fraud, loss of consortium; slander, libel, defamation, intentional or negligent infliction of emotional distress; claims for wages, bonuses, commissions, stock-based compensation or fringe benefits; vacation pay; sick pay; insurance reimbursement, medical expenses, and the like as of the Closing Date.

2.	Release of Discrimination Claims. Executive understands that various federal, state and local laws prohibit age, sex, race, disability, benefits, pension, health and other forms of discrimination, harassment and retaliation, and that these laws can be enforced through the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, and similar state and local agencies and federal and state courts. Executive understands that if Executive believes Executive’s treatment by the Company violated any laws, Executive has the right to consult with these agencies and to file a charge with them. Instead, Executive has decided voluntarily to enter into this Release, release the claims and waive the right to recover any amounts to which Executive may have been entitled under such laws, including but not limited to, any claims Executive may have based on Title VII of the Civil Rights Act of 1964 (race, color, religion, national origin or sex); the 1991 Civil Rights Act; the Vocational Rehabilitation Act of 1973 (disability); The Americans with Disabilities Act of 1990 (disability); 42 U.S.C. Section 1981, 1986 and 1988 (race); the Equal Pay Act of 1963 (prohibits pay differentials based on sex); the Immigration Reform and Control Act of 1986; Executive Order 11246 (race, color, religion, sex or national origin); Executive Order 11141 (age); Vietnam Era Veterans Readjustment Assistance Act of 1974 (Vietnam era veterans and disabled veterans); and California state statutes and local laws of similar effect.
b.	Releasees and Executive do not intend to release claims (i) which Executive may not release as a matter of law (including, but not limited to, indemnification claims under applicable law); (ii) for unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law; (iii) for any benefit entitlements that are vested as of the Closing Date pursuant to the terms of a Company-sponsored benefit plan governed by the federal law known as “ERISA”, other than the Digital Insight Corporation Change in Control Severance Plan; (iv) for vested stock and/or vested option shares pursuant to the written terms and conditions of Executive’s existing stock and stock option grants and agreements existing as of the Closing Date; (v) to enforce the Company’s 280G gross-up obligations as described in the Intuit Offer Letter and (vi) any obligations of Intuit under the Intuit Offer Letter. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in paragraph 9.
6.	Waiver of Unknown Claims. Executive expressly waives any benefits of Section 1542 of the Civil Code of the State of California (and any other laws of similar effect), which provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
7.	Covenant Not to Sue.
a.	To the fullest extent permitted by law, Executive agrees that Executive will not now or at any time in the future pursue any charge, claim, or action of any kind, nature and character whatsoever against any of the Releasees, or cause or knowingly permit any such charge, claim or action to be pursued, in any federal, state or municipal court, administrative agency, arbitral forum, or other tribunal, arising out of any of the matters covered by paragraphs 5 and 6 above.

b.	Executive further agrees that Executive will not pursue, join, participate, encourage, or directly or indirectly assist in the pursuit of any legal claims against the Releasees, whether the claims are brought on Executive’s own behalf or on behalf of any other person or entity.

c.	Nothing in this paragraph shall prohibit Executive from: (1) providing truthful testimony in response to a subpoena or other compulsory legal process, and/or (2) filing a charge or complaint with a government agency such as the Equal Employment Opportunity Commission, the National Labor Relations Board or applicable state anti-discrimination agency.
8.	Legal and Equitable Remedies. Executive agrees that the Company, Intuit and Executive shall have the right to enforce this Release and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies that either party may have at law or in equity for breach of this Release.

9.	Arbitration of Disputes. Except for claims for injunctive relief arising out of a breach of the Invention Assignment & Confidentiality Agreement, Executive and the Company agrees to submit to mandatory binding arbitration any future disputes between Executive and the Company, including any claim arising out of or relating to this Release. By signing below, Executive and the Company waive any rights the Company and Executive may have to trial by jury of any such claims. Executive agrees that the American Arbitration Association will administer any such arbitration(s) under its National Rules for the Resolution of Employment Disputes, with administrative and arbitrator’s fees to be borne by the Company. The arbitrator shall issue a written arbitration decision stating his or her essential findings and conclusions upon which the award is based. A party’s right to review of the decision is limited to the grounds provided under applicable law. The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Release. This Release does not extend or waive any statutes of limitations or other provisions of law that specify the time within which a claim must be brought. Notwithstanding the foregoing, each party retains the right to seek preliminary injunctive relief in a court of competent jurisdiction to preserve the status quo or prevent irreparable injury before a matter can be heard in arbitration.
10.	Attorneys’ Fees. If any legal action arises or is brought to enforce the terms of this Release, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which such prevailing party may be entitled, except where the law provides otherwise. The costs and expenses that may be recovered exclude arbitration fees pursuant to paragraph 9 above.

11.	Confidentiality Provision. Executive agrees to keep the contents, terms and conditions of this Release confidential and not disclose them except to Executive’s spouse or domestic partner, attorneys, accountant or as required by subpoena or court order.

12.	Materiality of Breach. Any breach of the provisions contained in paragraphs 4 through 7 and/or 11 will be deemed a material breach of this Release.

13.	No Admission of Liability. Executive agrees that this Release is not an admission or evidence of any wrongdoing or liability on the part of the Company, its representatives, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Release will be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

14.	Indemnification. This Release shall not apply with respect to any claims arising under Executive’s existing rights to indemnification and defense pursuant to (a) the articles and bylaws of the Company for acts as a director and/or officer, (b) Executive’s indemnification agreement with the Company, or (c) Executive’s rights of insurance under any director and officer liability policy in effect covering the Company’s directors and officers.

15.	Review of Agreement. By signing below, Executive affirms that he was advised by this letter to consult with an attorney before signing this Release and was given ample opportunity to do so.

16.	Revocation of Agreement. Executive acknowledges and understands that Executive may not revoke this Release.

17.	Entire Release. This Release is the entire agreement between Executive and the Company with respect to the subject matter of this Release and supersedes all prior negotiations and agreements, whether written or oral, relating to this subject matter. Executive acknowledges that neither the Company, nor its agents or attorneys, made any promise or representation, express or implied, written or oral, not contained in this Release to induce him to execute this Release. Executive acknowledges that Executive has signed this Release knowingly, voluntarily and without coercion, relying only on such promises, representations and warranties as are contained in this document. Executive understands that Executive does not waive any right or claim that may arise after the date this Release is executed.

18.	Modification. By signing below, Executive acknowledges Executive’s understanding that this Release may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Release, executed by the Company’s authorized representatives and him.

19.	Governing Law. This Release is governed by, and is to be interpreted according to, the laws of the State of California.

20.	Savings and Severability Clause. Should any court, arbitrator or government agency of competent jurisdiction declare or determine any of the provisions of this Release to be illegal, invalid or unenforceable, the remaining parts, terms or provisions shall not be affected thereby and shall remain legal, valid and enforceable. Further, it is the intention of the parties to this Release that, if a court, arbitrator or agency concludes that any claim under paragraph 5 above may not be released as a matter of law, the General Release in paragraph 5 and the Waiver Of Unknown Claims in paragraph 6 shall otherwise remain effective as to any and all other claims.
[Signature Page to Prior Employment Release Follows]

If you voluntarily agree to accept the terms of this Release offered please sign below and return this Release with your Intuit Offer Letter.
REVIEWED, UNDERSTOOD AND AGREED:
EXECUTIVE:
Jeff Stiefler

Signature
Date:
[Signature Page to Prior Employment Release]

Exhibit D
Digital Insight Key Executive
Employee Invention And Confidentiality Agreement
     1. I understand that Intuit Inc. (the “Company”) is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its Proprietary Information (as defined below), its rights in Company Inventions (as defined below) and in all related worldwide patents, patent applications, copyrights, mask works, trademarks, trades secrets and other intellectual property rights (“Intellectual Property Rights”). Accordingly, I am entering into this agreement (“Agreement”) as a condition of my employment with the Company, whether or not I am expected to create inventions of value for the Company.
     2. I understand that during the course of my employment with the Company it is likely I will gain access to information of a confidential or secret nature that may be disclosed to me by the Company or a third party that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, acquired entity, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (“Proprietary Information”). Proprietary Information includes, but is not limited to, Company Inventions (as defined below), marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists, supplier lists, and trade secrets. I understand that Proprietary Information does not include any of the items just listed which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the publicized item or items involved.
     3. I agree that, at all times, both during my employment and after I leave the Company, I will keep and hold any Proprietary Information in strict confidence and trust, and I will not use or disclose any Proprietary Information without first receiving the Company’s express written consent, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company and except if compelled by government or court order to do so. Upon leaving the Company, I will promptly give to the Company all documents, materials or property in my possession related to the Company. I will not take with me any property or copies of my work or Company related documents and materials that I have received or used, including Proprietary Information.
     4. During the period of my employment, I agree to promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets that I conceive or first reduce to practice or create, either alone or jointly with others, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectible as trade secrets or other Intellectual Property Rights (“Inventions”).
     5. I understand that, under the copyright laws, any copyrightable works prepared by me within the scope of my employment are “works for hire.” Consequently, the Company will be considered the author and owner of such works.

     6. I agree that all Inventions that (a) are developed using equipment, supplies, facilities, or trade secrets of the Company, (b) result from work performed by me for the Company, or (c) relate to the Company’s business or current or anticipated research and development (“Company Inventions”), will be the sole and exclusive property of the Company. I agree to assign, and do hereby assign, to the Company any and all rights that I may have in any such Company Inventions and in any Intellectual Property Rights therein or related thereto. Attached hereto as Exhibit A is a list describing all inventions, original works of authorship, developments and trade secrets which were made by me (including patents, original works of authorship and developments I worked on with a prior employer) prior to the date of this Agreement, which belong to me (or belong to me and third parties) and which are not assigned to the Company (“Prior Inventions”). If disclosure of any Prior Inventions would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but should only disclose a cursory name for each such invention, the owners of that invention and why full disclosure has not been made. If no such list is attached, it is because there are no Prior Inventions. I acknowledge and agree that if I use any of my Prior Inventions in the scope of my employment, or include them in any product or service of the Company, I hereby grant to the Company a perpetual, irrevocable, nonexclusive, world-wide, royalty-free license to use, disclose, make, have made, sell, import, copy, distribute, modify and create works based on, perform or display such Prior Inventions and to sublicense third parties with the same rights. I will not use or disclose any Prior Inventions in the scope of my employment at the Company if such use or disclosure would cause me to violate any obligations to any third party.
     7. I also waive and agree never to assert any “Moral Rights” I might have in or with respect to any Company Invention even after I leave the Company. “Moral Rights” means any right to claim authorship of any Company Invention, to object to or prevent modification or destruction of any Company Invention, or to withdraw from circulation or to control the publication or distribution of any Company Invention, and any similar right existing under the judicial or statutory law of any country or treaty.
     8. I agree to assist the Company in every proper way to obtain and enforce the Intellectual Property Rights and other legal protections for the Company Inventions in any and all countries. I will sign documents that the Company may reasonably request for use in obtaining and enforcing such protection. My obligations under this paragraph will continue even after I leave the Company, provided the Company will reimburse me at a reasonable rate after I leave the Company for time or expenses actually spent by me on its behalf. I appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for the purposes set forth in this paragraph.
     9. I understand that my employment with the Company requires my undivided attention and effort. As a result, during my employment, I will not, without the company’s express written consent, engage in any other employment or business that (i) directly competes with the current or future business of the Company; (ii) uses any Company information, equipment, supplies, facilities or materials; or (iii) otherwise conflicts with the Company’s business interest and causes a disruption of its operations.

     10. I understand that during and after the termination of my employment with Company, I will not directly or indirectly solicit or otherwise take away customers or suppliers of the Company if, in so doing, I access, use or disclose any Proprietary Information belonging to the Company. I acknowledge and agree that the names and addresses of the Company’s customers and suppliers, and all other confidential information related to them, including but not limited to their buying and selling habits and special needs, that was first obtained by, or first disclosed to me during my employment with the Company or Digital Insight Corporation, constitute trade secrets of the Company.
     11. During my employment with the Company and for a period of one (1) year thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity.
     12. I hereby authorize the Company to use, reuse, and grant others the right to use and reuse, both during and after my employment, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed (including, but not limited to, film, video and digital or other electronic media) in connection with the Company’s business, including any promotion, marketing or advertising of the Company or its products or services which was obtained by the Company during my employment with the Company.
     13. I represent that my performance of all the terms of this Agreement and my responsibilities as an employee of the Company will not breach any invention assignment, proprietary information, nonsolicitation, noncompetition, or other agreement or obligation with any former employer or other party. I also represent that I will not bring with me to the Company or use in the performance of my responsibilities for the Company any property or materials or trade secrets of a former employer or third party that are not generally available to the public or would not have been legally transferred to the Company. In the event I leave the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.
     14. I understand that any breach or threatened breach of this Agreement by me will likely result in irreparable harm and the Company will be entitled to injunctive relief to enforce this Agreement and shall have the right to recover the reasonable attorney’s fees and court costs expended in connection with any litigation instituted to enforce this Agreement.
     15. This Agreement will be governed and interpreted in accordance with the laws of the State of California, without regard to or application of choice of law rules or principles. In the event that any provision of this Agreement is found by a court or other competent tribunal to be illegal, invalid or unenforceable, then that provision will not be voided but enforced to the maximum extent allowed, and the remainder of the provision will remain in full force and effect. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

     16. I have been notified and understand that the provisions of Sections 6 and 7 of this Agreement do not apply to any Company Inventions that qualify fully under the provisions of Section 2870 of the California Labor Code, which states as follows:
ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER: (1) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUALLY OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER, OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER. TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION 2870(a), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.
     17. This Agreement, the Non-Competition Agreement between me and the Company (“the Non-Competition Agreement”) and any documents referred to herein, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof. Should there be any inconsistency between this Agreement and the Non-Competition Agreement, I understand that those provisions most protective of the Company’s interests will control.
     18. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against whom enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.
     19. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

     20. I understand that this Agreement does not constitute an employment contract or obligate the Company to employ me for any period of time. I understand that my employment with the Company is at will and may be terminated by the Company at any time and for any reason or no reason, with or without notice and with or without cause. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company. I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time.
[Signature Page to Employee Invention and Confidentiality Agreement Follows]

     21. This Agreement will be effective as of the first day of my employment by the Company, or upon disclosure of covered Company Proprietary Information should that disclosure occur prior to the first day of my employment, or upon the date of my signature below, whichever date occurs first.
Employee:
By: /s/ JEFF STIEFLER
Name: Jeff Stiefler
Date: 11/30/06
[Signature Page to Employee Invention and Confidentiality Agreement]

Exhibit A
LIST OF PRIOR INVENTIONS

Identifying Number or Brief
Title	Date	Description

Signature of Employee: /s/ JEFF STIEFLER
Print Name of Employee: Jeff Stiefler
Date: 11/30/06

Exhibit E
Non-Competition Agreement
     This Non-Competition Agreement (this “Agreement”), dated November 29, 2006, is made by and between Jeff Stiefler (the “Shareholder”) and Intuit, Inc., a Delaware corporation (“Acquiror”). For purposes of this Agreement, “Acquiror” shall be deemed to include Acquiror and its wholly and majority-owned direct and indirect subsidiaries that operate the Business (as defined below) of the Company.
Background
     Acquiror, Durango Acquisition Corporation, a wholly-owned acquisition subsidiary of Acquiror, and Digital Insight Corporation, a Delaware corporation (the “Company”) are parties to an Agreement and Plan of Merger dated on or about November 29, 2006 (the “Merger Agreement”), pursuant to which Acquiror will acquire the Company (the “Merger”). Shareholder understands and agrees that he is a substantial shareholder of the Company and a key and significant member of either the management and/or the technical workforce of the Company and that he will receive substantial consideration as a result of Acquiror’s purchase of Shareholder’s stock interest in the Company. Shareholder is willing to enter into this Agreement as an inducement for Acquiror to consummate the Merger and to protect Acquiror’s legitimate interests as a buyer of the stock and goodwill of the Company. Shareholder understands and acknowledges that the execution and delivery of this Agreement by Shareholder is a material inducement to the willingness of Acquiror to enter into the Merger Agreement. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Merger Agreement.
     Acquiror and Shareholder both agree that, prior to the Merger, the Company’s business included the design, development, manufacture, production, marketing and sales of products and services related to the Business (as defined below) throughout each of the fifty states of the United States and other parts of the world in which the Company conducted the Business (as defined in Section 1(d) hereof) (the “Restrictive Territory”). Acquiror represents and Shareholder understands that, following the Merger, Acquiror will continue conducting the Company’s business in the Restrictive Territory.
     Now, Therefore, in consideration of the foregoing premises and for good and valuable consideration, receipt of which is hereby acknowledged, Shareholder, intending to be legally bound, agrees as follows:
     1. Agreement Not to Compete. During the Restrictive Period (as defined below), Shareholder agrees that Shareholder will not, as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, shareholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity directly or indirectly:
(a) Shareholder will not participate or engage in the Business in the Restrictive Territory.

(b) Shareholder will not render or provide any services related to the Business to any company or entity which involve or are related to the Business (including, without limitation, Checkfree Corporation, Online Resources Corporation, Open Solutions Inc., Metavante Corporation, Jack Henry & Associates, Inc., John H. Harland Company, Fidelity National Information Services, Fiserv Inc., S1 Corporation, Corillian Corporation, PayCycle, Inc., CashEdge, Inc., Microsoft Corporation), in the Restrictive Territory.
(c) Shareholder will not permit his name to be used in connection with a business which is competitive or substantially similar to the Business in the Restrictive Territory.
(d) The “Business” as referred to in this Agreement entails the design, development, manufacture, production, marketing, sale or servicing of any product, or the provision of any service, that directly relates to outsourced on-line banking applications and services to banks, credit unions and savings and loan associations (including, without limitation, outsourced software products hosed in data centers and delivered as “on demand” service offerings to financial institutions).
Notwithstanding the foregoing, Shareholder may (i) own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of “publicly traded securities” of any business that is competitive or substantially similar to the Business or (ii) work for a division, entity or subgroup of any of such companies that engages in the Business so long as such division, entity or subgroup does not engage in the Business. The term “publicly traded securities” shall mean securities that are traded on a national securities exchange or listed on any of the three tiers of the NASDAQ Stock Market.
For purposes of this Agreement, the restrictive period (referred to herein as the “Restrictive Period”) shall commence on the Closing Date (as defined in the Merger Agreement) of the Merger and shall continue until the third (3rd) anniversary of the Closing Date. In the event that the Merger Agreement is terminated in accordance with its terms, this Agreement shall terminate and be of no further force or effect.
     2. Non-Solicitation of Employees. During the term of Shareholder’s employment and for one (1) year thereafter, Shareholder shall not encourage or solicit, directly or indirectly, any employee of the Company to leave the Acquiror for any reason or to accept employment with any other company. As part of this restriction, Shareholder shall not interview or provide any input to any third party regarding any such person during the period in question. However, this obligation shall not affect any responsibility Shareholder may have as an employee of the Acquiror with respect to the bona fide hiring and firing of Company personnel.
     3. Acknowledgment. Shareholder hereby acknowledges and agrees that:
(a) this Agreement is necessary for the protection of the legitimate business interests of Acquiror in acquiring the Company;
(b) the execution and delivery and continuation in force of this Agreement is a material inducement to the willingness of Acquiror to enter into the Merger Agreement;

(c) the scope of this Agreement in time, geography and types and limitations of activities restricted is reasonable;
(d) Shareholder has no intention of competing with the Business acquired by Acquiror within the area and the time limits set forth in this Agreement; and
(e) breach of this Agreement will be such that Acquiror will not have an adequate remedy at law because of the unique nature of the operations and the assets being conveyed to Acquiror.
     4. Remedy. Shareholder acknowledges and agrees that (a) the rights of Acquiror under this Agreement are of a specialized and unique character and that immediate and irreparable damage will result to Acquiror if Shareholder fails to or refuses to perform his obligations under this Agreement and (b) Acquiror may, in addition to any other remedies and damages available, seek an injunction in a court of competent jurisdiction to restrain any such failure or refusal. No single exercise of the foregoing remedies shall be deemed to exhaust Acquiror’s right to such remedies, but the right to such remedies shall continue undiminished and may be exercised from time to time as often as Acquiror may elect. Shareholder represents and warrants that his expertise and capabilities are such that his obligations under this Agreement (and the enforcement thereof by injunction or otherwise) will not prevent him from earning a livelihood.
     5. Severability. If any provisions of this Agreement as applied to any part or to any circumstances shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement. Acquiror and Shareholder intend this Agreement to be enforced as written. If any provision, or part thereof, however, is held to be unenforceable because of the duration thereof or the area covered thereby, all parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases and in its reduced form such provision shall then be enforceable.
     6. Amendment. This Agreement may not be amended except by an instrument in writing signed by Acquiror’s Senior Vice President of Human Resources, or his or her designee, and Shareholder.
     7. Waiver. No waiver of any nature, in any one or more instances, shall be deemed to be or construed as a further or continued waiver of any breach of any other term or agreement contained in this Agreement.
     8. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     9. Governing Law. This Agreement shall be construed and interpreted and its performance shall be governed by the laws of the State of California without regard to conflicts of law principles of any jurisdiction.

     10. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement (but does not in any way merge or supersede the Merger Agreement or any other agreement executed in connection with the Merger Agreement, including the Shareholder’s employment agreement with Acquiror, if any).
[Signature Page to Non-Competition Agreement Follows]

     In Witness Whereof, Acquiror and Shareholder have executed this Agreement on the day and year first above written.

Shareholder

/s/ JEFF STIEFLER

Signature

Jeff Stiefler

Name (Please Print)

Intuit, Inc. a Delaware corporation

By:	/s/ STEPHEN M. BENNETT

Name: Steve M. Bennett
Title: President & Chief Executive Officer
[Signature Page to Non-Competition Agreement]